SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 4, 2005

E*TRADE Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11921	94-2844166
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 East 57th Street New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

(646) 521-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Update of January 26, 2005 Announcement of Financial Results for Q4, 2004

On February 4, 2005, the Company revised preliminary financial results for the three and twelve months ended December 31, 2004.

As previously disclosed, the Company in October 2004 participated in an arbitration proceeding against its former Israeli licensee. The Company had terminated the Israeli company’s technology license and sought damages based on failures to perform its obligations and the licensee had counterclaimed for unspecified damages for such termination. The Company has restructured or terminated all of its foreign licenses similar to those in Israel.

On February 1, 2005, the Company received notice of the Tribunal’s partial award to the licensee of approximately $10.2 million, plus pre-judgment interest of approximately $1.5 million, and is currently evaluating a request for costs and attorneys fees. The Company strongly believes that the award is unjustified and is evaluating its options, which include a motion to vacate the award. Because the award represents a subsequent event under relevant accounting principles, the Company will record a charge to facility restructuring and other exit charges of approximately $14.5 million in its fourth quarter 2004 financial results.

Due to this subsequent event, the Company is reducing its earnings results for the three and twelve months ended December 31, 2004 by approximately $8.6 million, net of tax, or $0.02 per diluted share to net income of approximately $89.8 million or $0.24 per diluted share, and approximately $380.5 million or $0.99 per diluted share, respectively.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE Financial Corporation

Date: February 4, 2005	By:	/s/ RUSSELL S. ELMER
	Name:	Russell S. Elmer
	Title:	Corporate Secretary